FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 9, 2017	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter 2016 Results

West Des Moines, Iowa, February 9, 2017 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2016	2015
Net income attributable to FBL Financial Group	$26,880	$30,905
Operating income(1)	25,575	25,984
Earnings per common share (assuming dilution):
Net income	1.07	1.23
Operating income(1)	1.02	1.04

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the fourth quarter of 2016 of $26.9 million, or $1.07 per diluted common share, compared to $30.9 million, or $1.23 per diluted common share, for the fourth quarter of 2015. Operating income(1) totaled $25.6 million, or $1.02 per common share, for the fourth quarter of 2016, compared to $26.0 million, or $1.04 per common share, for the fourth quarter of 2015. Fourth quarter 2016 earnings per share reflects:

•	A growing book of profitable business

•	The benefit of other investment-related income of $0.04 per share

•	Unfavorable mortality results, reflecting both a higher number of claims and a higher average claim size

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group reported solid earnings for the fourth quarter, achieving net income of $1.07 per share and operating income of $1.02 per share," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "Aside from greater than expected mortality, underlying results continue to be strong. We recorded growth in many metrics for full year 2016 - premiums collected, total agent count, and a total return to shareholders of 30.3 percent. As we move forward in 2017, we embrace both the challenges and opportunities to grow our business while remaining financially disciplined and focused on serving our customers."

Product Revenues. Premiums and product charges for the fourth quarter of 2016 totaled $78.4 million compared to $76.5 million in the fourth quarter of 2015. Interest sensitive product charges increased two percent while traditional life insurance premiums increased three percent during the quarter. Premiums collected(2) in the fourth quarter of 2016 totaled $173.2 million compared to $174.7 million in the fourth quarter of 2015. Annuity premiums collected decreased three percent while life insurance premiums collected increased three percent.

Investment Income. Net investment income in the fourth quarter of 2016 totaled $101.5 million, compared to $99.0 million in the fourth quarter of 2015. The increase is due to an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.38 percent for the year ended December 31, 2016, compared to 5.55 percent for the year ended December 31, 2015. At December 31, 2016, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $149.0 million in the fourth quarter of 2016, compared to $143.0 million in the fourth quarter of 2015. Death benefits, net of reinsurance and reserves released, totaled $31.7 million in the fourth quarter of 2016, compared to $26.0 million in the fourth quarter of 2015. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses on Investments. In the fourth quarter of 2016, FBL Financial Group recognized net realized gains on investments of $0.5 million. The net realized gain on investments of $0.5 million is attributable to realized gains on sales of $3.3 million, realized losses on sales of $0.2 million and impairments of $2.6 million.

Stock Repurchases. During the fourth quarter of 2016, FBL Financial Group did not repurchase any of its Class A or Class B common stock. FBL Financial Group has $49.5 million remaining under its current stock repurchase program.

Capital and Book Value. As of December 31, 2016, the book value per share of FBL Financial Group common stock totaled $47.61, compared to $45.61 at December 31, 2015. Book value per share, excluding accumulated other comprehensive income(3), totaled $41.60 at December 31, 2016, compared to $40.99 at December 31, 2015. The December 31, 2016 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 544 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 10, 2017, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Interest sensitive product charges	$28,939	$28,334	$111,928	$114,584
Traditional life insurance premiums	49,489	48,198	196,914	190,956
Net investment income	101,549	99,005	404,170	391,149
Net realized capital gains on sales of investments	3,139	3,553	3,106	11,062

Total other-than-temporary impairment losses	(3,551)	—	(7,320)	(719)
Non-credit portion in other comprehensive income	929	—	2,451	146
Net impairment losses recognized in earnings	(2,622)	—	(4,869)	(573)

Other income	3,685	3,534	15,165	15,631
Total revenues	184,179	182,624	726,414	722,809

Benefits and expenses:
Interest sensitive product benefits	59,726	54,322	238,586	217,443
Traditional life insurance benefits	47,623	44,178	177,682	176,145
Policyholder dividends	2,560	3,026	10,574	11,828
Underwriting, acquisition and insurance expenses	33,530	36,133	135,967	143,668
Interest expense	1,212	1,213	4,850	4,850
Other expenses	4,319	4,082	16,966	17,507
Total benefits and expenses	148,970	142,954	584,625	571,441
	35,209	39,670	141,789	151,368
Income taxes	(11,373)	(11,361)	(46,010)	(47,418)
Equity income, net of related income taxes	3,047	2,591	11,440	9,523
Net income	26,883	30,900	107,219	113,473
Net loss (income) attributable to noncontrolling interest	(3)	5	4	54
Net income attributable to FBL Financial Group, Inc.	$26,880	$30,905	$107,223	$113,527

Earnings per common share - assuming dilution	$1.07	$1.23	$4.28	$4.53

Weighted average common shares	25,007,438	24,920,539	24,985,400	24,927,209
Effect of dilutive securities	32,662	75,191	43,683	89,274
Weighted average common shares - diluted	25,040,100	24,995,730	25,029,083	25,016,483

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$26,880	$30,905	$107,223	$113,527
Adjustments:
Net realized gains/losses on investments (a)	(429)	(4,077)	713	(8,498)
Change in net unrealized gains/losses on derivatives (a)	(876)	(844)	(1,485)	(141)
Operating income	$25,575	$25,984	$106,451	$104,888

Operating income per common share - assuming dilution	$1.02	$1.04	$4.25	$4.19

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, deferred sales inducements, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

FBL Financial Group’s policy for calculating operating income is intended to accurately reflect offsets resulting from the adjustments to net income used to calculate operating income.  Due to changes in product offerings since the last amendment to this policy, in the fourth quarter of 2016 FBL Financial Group refined its calculation of operating income to include offsets relating to interest sensitive product reserves.  The offset to interest sensitive product reserves, net of tax, totaling $898,000 for the full year 2016 was recorded in the fourth quarter. The offset to interest sensitive product reserves, net of tax, not taken into account in the computation of operating income for 2015 totaled $300,000 for the fourth quarter and $115,000 for the full year.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2016	December 31, 2015
Book value per share	$47.61	$45.61
Less: Per share impact of accumulated other comprehensive income	6.01	4.62
Book value per share, excluding accumulated other comprehensive income	$41.60	$40.99

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $149.6 million at December 31, 2016 and $114.5 million at December 31, 2015. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2016	December 31, 2015
Assets
Investments	$8,174,660	$7,722,753
Cash and cash equivalents	33,583	29,490
Deferred acquisition costs	330,324	335,783
Other assets	430,495	418,721
Assets held in separate accounts	597,072	625,257
Total assets	$9,566,134	$9,132,004

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,799,417	$6,401,481
Other policy funds, claims and benefits	638,848	638,362
Debt	97,000	112,000
Other liabilities	245,539	220,430
Liabilities related to separate accounts	597,072	625,257
Total liabilities	8,377,876	7,997,530

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,903	149,248
Class B common stock	72	72
Accumulated other comprehensive income	149,555	114,532
Retained earnings	882,672	867,574
Total FBL Financial Group, Inc. stockholders' equity	1,188,202	1,134,426
Noncontrolling interest	56	48
Total stockholders' equity	1,188,258	1,134,474
Total liabilities and stockholders' equity	$9,566,134	$9,132,004

Common shares outstanding	24,893,955	24,808,176

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